Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

$_________	As of __________, 20__

__________________________________ (“Maker”), a __________ corporation having its principle place of business at __________________________, promises to pay to the order of ___________________________. (“Holder”), a __________ corporation having its principle place of business at_________________________________, the principle sum of _______________________________and _____ cents ($__________) in lawful money of the United States of America on the terms and conditions described below.

1. Interest.  Simple interest shall accrue at the rate of _______ percent (__%) per annum.

2. Payments.  No payments are required until maturity.

3. Maturity.  The entire principal sum outstanding under this Note shall be due and payable in full on     ____________, 20__.

4. Events of Default. The following shall constitute Events of Default:

            (a) Failure to Make Required Payments.  Failure by Maker to pay the principal of this Note within five (5) business days following the date when due.

            (b)  Voluntary Bankruptcy, Etc.  The commencement  by  Maker of a voluntary case under the Federal  Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state  bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial  part of its  property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate  action by Maker in furtherance of any of the foregoing.

            (c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of maker in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

5. Remedies.

            (a) Upon the occurrence of an Event of Default specified in Section 4(a), Payee may, by written  notice to Maker,  declare this Note to be due and payable, whereupon the principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any  kind,  all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

            (b) Upon the occurrence of an Event of Default specified in Section 4, the unpaid principal balance of, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

(c) Conversion of Note. Upon the occurrence of an Event of Default specified in Section 4, the unpaid principal balance of, and all other sums payable with regard to, subject to and upon compliance with the provisions of this Agreement, Payee shall have the right at its option to convert the outstanding principal amount under the Note into fully paid and non-assessable shares of Maker's common stock by dividing the principal amount under such Note surrendered for conversion by the Conversion Price (as defined below) in effect at such time.

6. Exercise of Conversion Privilege.  Issuance of Common Stock on Conversion; No Adjustment for Interest or Dividends. In order to exercise the right to conversion with respect to a Note, Payee shall surrender the Note and shall give written notice of conversion to Maker that Payee elects to convert the Note or the specified portion thereof specified in said notice. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Maker’s Common Stock which shall be issuable on such conversion shall be issued.

          As promptly as practicable, but in no event more than 15 Business Days after satisfaction of the requirements for conversion set forth above, Maker shall issue and shall deliver to Payee, a certificate or certificates for the number of full shares issuable upon the conversion of such Note or portion thereof in accordance with the provisions of this Section 7, as provided below.  In case any Note shall be surrendered for partial conversion, Maker shall execute and deliver to the holder of the Note so surrendered, without charge, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note.

          Each conversion shall be deemed to have been effected as to any such Note (or the specified portion thereof) on the date on which the requirements set forth above in this Agreement required to be satisfied by the holder have been satisfied as to such Note (or portion thereof), and the person whose name any certificate or  certificates for shares of Maker’s Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby.

          No fractional shares or scrip representing fractional shares shall be issued upon conversion of Notes. If any fractional share of stock would be issuable upon the conversion of any Note or Notes, Maker shall make an adjustment therefore in cash at the current fair market value thereof.

7. Conversion Price.  The "CONVERSION PRICE" shall be $_____ unless the Maker has, between the date hereof and the Maturity Date, sold its capital stock in a financing in which the Company has received gross proceeds of an excess of $1,000,000 (a "Subsequent Financing") at a differing price.  Notwithstanding the foregoing, a Subsequent Financing shall not include (i) the issuance or sale of Common Stock (or options therefor) to employees, consultants and directors, pursuant to plans or agreements approved by the Board of Directors for the primary purpose of soliciting or retaining their services, (ii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities that are outstanding on the date hereof or that are not outstanding on the date hereof but which Maker is contractually obligated to issue and sell hereafter, (iii) the issuance of securities in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or (iv) the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions.

8. Effect of Reclassification, Consolidation, Merger or Sale.  In the event of (i) any reclassification or change of outstanding shares of Maker’s Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation, merger or combination of Maker with another corporation as a result of which holders of Maker’s stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such stock (a "Merger"), or (iii) any sale or conveyance of the properties and assets of Maker as, or substantially as, an entirety to any other corporation as a result of which holders of stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such stock (an "Asset Sale"), then Maker or the successor or purchasing corporation, as the case may be, shall execute with Payee an amendment to this Agreement providing that all issued and outstanding Notes shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of stock issuable upon conversion of such Notes immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance.

9. Reservation of Shares; Shares to be Fully Paid. Maker shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares to provide for the conversion of the Notes from time to time as such Notes are presented for conversion.  From the execution of this Agreement, Maker will take all corporate action which may, in the opinion of its counsel, be necessary in order that Maker may validly and legally issue shares of such Maker’s Stock at such adjusted Conversion Price.

Maker covenants that all shares of Maker’s Common Stock which may be issued upon conversion of Notes will upon issue be fully paid and non-assessable by Maker and free from all taxes, Liens and other charges with respect to the issue thereof.

10. Waivers.  Maker and all endorsers and  guarantors of, and sureties for, this Note waive presentment for payment,  demand, notice of dishonor, protest, and notice of protest with  regard to the Note, all errors, defects  and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits  that might accrue to Maker by virtue of any present or future  laws exempting  any  property, real or  personal,  or any part of the proceeds arising from any sale of any such property, from  attachment, levy or sale under  execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment;  and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

11. Unconditional Liability.  Maker hereby waives all notices in connection with the delivery,  acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and  consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agree that additional makers, endorsers,  guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

12. Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, (iv) sent by telefacsimile or (v) sent by e-mail.  Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a telefacsimile   transmission confirmation, (iii) the date on which an e-mail transmission was received by the receiving party's on-line access provider (iv) the date reflected on a signed delivery receipt, or (vi) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

13. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first written above.

__________________________ a ________  corporation

By:
     ________________ President